Exhibit 24

                 [Dashwood Brewer & Phipps Limited Letterhead]

Pursuant to a Letter of Intent between Dashwood Brewer & Phipps Limited and Rent Shield Corp. signed on 20th November 2003. In respect of Shareholder and Brokerage Agreements, and discussions on 17th December 2003 between the President of Rent Shield Corp. and Members of the Board of Dashwood Brewer & Phipps Limited:

Rent Shield Corp. have formally offered to purchase up to a maximum of 49% of Dashwood Brewer & Phipps Limited (pound)1 Ordinary Shares at (pound)3.75 per share supported by the corporate guarantee from Rent Shield Corp. The Board of Dashwood Brewer & Phipps Limited have agreed to recommend the about to Shareholders.

Furthermore, verbal confirmation has been received from D.B.P.'s Chairman that both he and Yessa Ltd. are in agreement with this offer.

The undersigned parties agree hereto, with full corporate responsibility, that this agreement is binding on all parties.

Subject to contract.

/s/ J.V. Richardson               /s/ C.G. Napper
----------------------            ----------------------------------
J.V. Richardson                   C.G. Napper
Chairman                          President Rent Shield Corp.


/s/ R.J. Parkins
----------------------
R.J. Parkins
Managing Director


Dated: 17th December 2003

                 [Dashwood Brewer & Phipps Limited Letterhead]

STRICTLY PRIVATE & CONFIDENTIAL                          19th November, 2003

SUBJECT TO CONTRACT

Rent Shield Corp., ("RSC")

Dear Sirs,

                                Letter of Intent
                                ----------------
                           in respect of Shareholding
                           --------------------------

The purpose of this letter is to set out the terms and conditions under which it is proposed that DBP will use their best endeavours to enable RSC to acquire a shareholding ("the Investment") of not more than 49 per cent in the issued share capital of Dashwood Brewer and Phipps Limited ("DBP").

The letter is intended to set out in general the terms that DBP and RSC intend will be the principal terms of the Investment. They are not exhaustive of all the matters which DBP and RSC may wish to cover in the final agreement reached between them or the terms which will govern the Investment.

Except for the obligations set out in paragraphs 7 to 10 (inclusive) below, this letter shall not be legally binding in any way and DBP and RSC shall only become legally bound in relation to the matters provided for such matters have been entered into and then only on the terms and conditions set out in such formal agreements.

1. Share Sale

It is intended that the shareholding will be acquired by RSC from the sale by certain existing shareholders of the shares in DBP by way of an option to sell. The number of shares available for sale by existing shareholders to RSC will depend on the level of take up by other shareholders of their pre-emption rights under the Articles of Association of DBP ("the Articles").

2. Share Price
The Share Price for the share sale will be determined by the Auditors and shall be based on a valuation for a significant shareholding. RSC shall pay an initial GBP 0.01 (one penny) per share option where RSC agree to take up such option(s) in full on 1st September 2004. The parties further agree that should the final strike price for the purchase of shares not be agreed to between the parties then DBP shall agree to return eighty five per cent of any and all brokerage generated directly by RSC with thirty days.

                                                             19th November, 2003

3. Board Representation

Upon completion of the Investment you will be entitled to appoint Charles Napper as an Executive Director to the Board of DBP subject to regulatory approval. This right will cease if your shareholding is reduced to 25 per cent of less.

4. Standstill

4.1 RSC will not be able to sell all or any part of its shareholding without the consent of the Board of DBP.

4.2 Neither RSC nor any of its connected persons or associates shall be entitled to hold or acquire any shares in DBP other than the Investment.

5. Conditions

5.1 Should RSC fail to generate brokerage income of USD2,300,000 to DBP during DBP's financial year 1st July 2004 to 30th June 2005 (or fail to make up any shortfall as a Brokerage Fee payable to DBP) then all shares purchase by RSC shall be offered back to DBP at the price paid by RSC.

5.2 In the event that RSC cease trading or become insolvent then RSC's shareholding shall automatically be offered to DBP or failing that existing shareholders at GBP1.00 (One Pound) within 180 days.

5.3 The entering into of formal, legally binding agreements in relation to the Investment and completion of the Investment shall be conditional on due diligence by both parties.

6. Timing

The parties intend to complete the Investment on or before 15th December 2003.

7. Confidentiality

Any confidential information relating to the business and affairs of DBP will be held by you in complete confidence and will not be used by you for an improper purpose. Any such confidential information will be given subject to receipt by us from you of any executed confidentiality letter in a form satisfactory to us.

In the meantime, in consideration of the sum of GBP1.00 (receipt of which you hereby acknowledge), you agree to keep the contents of this letter and all matters concerning the Investment (including the possibility of the transaction proceeding) and you will use all reasonable endeavours to procure that these matters are kept strictly confidential and you will not make and you will use all reasonable endeavours to procure that there is not made any public announcement or disclosure in connection with the Investment without our prior written consent.

8. Costs

Each of the parties shall bear its own legal and other professional costs incurred in relation to the Investment.

9. Equitable Relief

Without prejudice to any other rights or remedies we may have, you acknowledge and agree that damages would not be an adequately remedy for any breach of paragraph 7 of this letter and we shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of paragraph 7 of this letter.

10. Governing Law

This letter and each and every document, deed or agreement relating to the Investment shall be governed and construed in accordance with English Law and both DBP and RSC shall submit to the exclusive jurisdiction of the English courts.

11. Acknowledgement

The parties acknowledge that RSC is a public company and as such will have the right to press release that RSC has entered into discussions with DBP as provided for in the Letter of Intents.

Please confirm that the terms and conditions set out in the letter represent your agreement to the matters set out herein by signing and returning the enclosed copy of this letter as soon as possible and in any event by no later than 5th December 2003.


/s/ illegible      20.11.03                  /s/ illegible  21.11.03
------------------------------
Signed by:
For and on behalf of
DASHWOOD BREWER & PHIPPS LTD


/s/ illegible     11.20/03                   /s/ illegible
------------------------------               ----------------------------
Signed by:                                   General Counsel
(subject to Board approval)                  Nov 20/03
For and on behalf of
RENT SHIELD CORP.

                 [Dashwood Brewer & Phipps Limited Letterhead]

STRICTLY PRIVATE & CONFIDENTIAL                          19th November, 2003

SUBJECT TO CONTRACT

Rent Shield Corp., ("RSC")

Dear Sirs,

                                Letter of Intent
                                ----------------
                             in respect of Brokerage
                           --------------------------

The purpose of this letter is to set out the terms and conditions under which it is proposed that RSC will generate business ("the Business") to Dashwood Brewer and Phipps Limited ("DBP").

The letter is intended to set out in general the terms that DBP and RSC intend will be the principal terms of the Business. They are not exhaustive of all the matters which DBP and RSC may wish to cover in the final agreement reached between them or the terms which will govern the Business.

1. Allocation of Brokerage (Booked and Received)

1.1 RSC shall offer the following Insurances to DBP and agree to allow DBP to retain for their own Brokerage Account 5% of the gross premiums paid. Notwithstanding the foregoing DBP shall allocate 2.50 % part of 5% to a third party commission account set aside until such time that the consideration under the Letter of Intent in respect of Shareholders has been fully earned.

Insurances
a. Rent Shield Corp - Rent Guarantee Insurance
b. F.A.C.T.
c. Mortgage Indemnity Insurance
d. Utility Underwriting - Toronto Hydro and Hamilton Hydro.
e. All remaining business to be agreed on a transaction by transaction basis.

                                                             19th November, 2003

1.2 DBP agree to pay the third party commission account 15% of DBP's final net retained profit at DBP's financial year end on all Producers Accounts exclusively introduced to DBP by RSC until such time that the consideration under Letter of Intent in respect of Shareholders has been fully earned.

2. Broker of Choice

DBP shall be RSC's Broker of Choice other than existing business relationships, on all RSC's business but should DBP be unable to secure terms or placement of the business with Insurers/Reinsurers or lack the expertise to do so RSC are at liberty to offer such business to an alternative Broker without any compensation to be paid to DBP.

3. Part-Time Employee

3.1 DBP agree to employ Charles Napper ('CN") as a Producer/Broker in DBP's own offices on a part-time basis at an annual salary of GBP125,000 per annum. CN will be bound by DBP's Procedures Manual as well as by all the byelaws regulations and directions of the General Insurance Standards Council (GISC), Financial Services Authority (FSA), Lloyd's and/or any other relevant regulatory body. CN will also be bound by the terms and conditions set out in DBP's Employee Handbook.

3.2 The GBP125,000 remuneration plus National Insurance cost payable to CN will be paid by RSC to DBP as a Brokerage fee on 1st December annually or upon the closure of the execution of the final binding agreements between the parties whichever is the earlier.

4. Confidentiality

Any confidential information relating to the business and affairs of DBP will be held by you in complete confidence and will not be used by you for an improper purpose. Any such confidential information will be given subject to receipt by us from you of any executed confidentiality letter in a form satisfactory to us.

In the meantime, in consideration of the sum of GBP1.00 (receipt of which you hereby acknowledge), you agree to keep the contents of this letter and all matters concerning the Business (including the possibility of the transaction proceeding) and you will use all reasonable endeavours to procure that these matters are kept strictly confidential and you will not make and you will use all reasonable endeavours to procure that there is not made any public announcement or disclosure in connection with the Business without our prior written consent.

5. Costs

Each of the parties shall bear its own legal and other professional costs incurred in relation to the Business.

                                                             19th November, 2003

6. Equitable Relief

Without prejudice to any other rights or remedies we may have, you acknowledge and agree that damages would not be an adequately remedy for any breach of paragraph 4 of this letter and we shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of paragraph 4 of this letter.

7. Governing Law

This letter and each and every document, deed or agreement relating to the Investment shall be governed and construed in accordance with English Law and both DBP and RSC shall submit to the exclusive jurisdiction of the English courts.

Please confirm that the terms and conditions set out in the letter represent your agreement to the matters set out herein by signing and returning the enclosed copy of this letter as soon as possible and in any event by no later than 5th December 2003.


/s/ illegible      20.11.03
------------------------------
Signed by:
For and on behalf of
DASHWOOD BREWER & PHIPPS LTD


/s/ illegible     11.20/03                   /s/ illegible
------------------------------               ----------------------------
Signed by:                                   General Counsel
(subject to Board approval)                  Nov 20/03
For and on behalf of
RENT SHIELD CORP.